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EQT CORPORATION
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On June 30, 2019, the Pittsburgh Post-Gazette published the following article, which includes certain statements by Robert McNally, President and Chief Executive Officer of EQT Corporation:

A Dream Job

By Anya Litvak

Rob McNally’s Costa Rican vacation was interrupted by a call from Jim Rohr.

It was August 2018. Mr. McNally, his wife, Sue, and four kids had planned to spend two weeks adventuring in the rugged Caribbean.

A few days in, Mr. Rohr, the longest-serving director on the board of EQT Corp., called to summon him back to Pittsburgh, into a room at the Duquesne Club to interview for EQT’s top spot.

This is what Mr. McNally, on a college graduation scuba diving trip to Mexico, had told his father he wanted to achieve in life: to be the CEO of a significant energy company.

And there he was at 47, having zigzagged from engineering and sales to investment banking to the top financial post at EQT. With the ultimate goal within reach, Mr. McNally kissed his family goodbye and flew back to Pittsburgh.

His wife and kids were on a packed van heading to a zipline when Mr. McNally called with the news. She put him on speakerphone and held her breath.

“We got it,” he said.

The car erupted in cheers.

“You can’t tell anybody,” Mr. McNally said.

They continued to yell it into the Costa Rican jungle.

New EQT

The celebration was brief.

EQT was still reeling from the unexpected departure of its last CEO, Steve Schlotterbeck, who huffed off the job when the board declined to raise his compensation to $10 million, from $9 million. Less than a year had passed since EQT acquired Rice Energy Inc., overcoming a bruising campaign by activist shareholders who initially opposed the deal and then demanded the company split into separate drilling and pipeline firms.

As Mr. McNally’s appointment was announced, the corporate apparatus was focused on preparing for that split. Things in the drilling fields had gotten off track to the tune of a $300 million cost overrun, which was revealed in a disastrous call with analysts in late October.

Mr. McNally, then still the company’s CFO, took a hit. He claims he learned of the operating issues late in the quarter and has blamed the EQT’s siloed structure and punitive environment for not being told sooner. Analysts and some former employees have said Mr. McNally either knew or should have known about a derailment that significant.

The morning of the analyst call, the executives were unprepared, said Jimmi Sue Smith, EQT’s CFO. The team didn’t have a cohesive message, she said. Even as the call was beginning, they were still piecing together what had gone wrong.

“I knew it would be bad,” Mr. McNally said. “But I didn’t know how bad.”

The day of the call, EQT’s stock price slid 13 percent.

Mr. McNally officially became the CEO a few weeks later. And in a few more weeks, he’d become a target of a proxy war waged by former Rice Energy founders Toby and Derek Rice, who said Mr. McNally was part of the problem and — nothing personal, but ... — needed to be replaced at once. The logical replacement, they argued, was Toby Rice.

By all accounts, Mr. McNally has remained unflappable. He kept his cool during some brutal shareholders meetings last year when investors looked him in the eye and asked questions like, “Do you have any idea what you’re doing,” according to Ms. Smith, who went along.

When his sons came home from Sewickley Academy one day and asked if those two brothers are going to take his job, Mr. McNally casually dismissed it.

“He’s always the one saying, ‘It’ll be fine,’” his wife said.

In Mr. McNally’s modest office on the 29th floor of EQT Plaza — next to a wall with large canvas prints of his kids, opposite his standing desk and a side table with Alex Epstein’s “The Moral Case for Fossil Fuels” on top — is a whiteboard with EQT’s new mantra: New company. New team. New focus.

Mr. McNally thought it up after a weekend of writer’s block while preparing for company town halls in January. He’d done several after taking office, but the poor third-quarter financial results, the Rice brothers’ campaign, the largest layoff in EQT history and the death of his father-in-law resulted in a two-month hiatus.

By the time he was ready to resume, the task had become more urgent — to ward off panic, keep employees from jumping ship and get them invested enough to help in a turnaround.

EQT rented a room at the Benedum Center where Mr. McNally talked for an hour about a new day, a cultural reset.

“Let’s not get distracted by the activists,” he urged. “Act like this is your business.”

In the weeks that followed, the messaging would make its way to poster boards and public presentations and laminated place mats around the office. It remains on Mr. McNally’s whiteboard as a reminder.

Scribbled next to it and since erased was another reminder: “#1 EQT slate, no Rice. #2 EQT slate with D. Rice. #3 EQT slate, short Rice. #4 We lose.”

Remember the goal

Mr. McNally was born in Denver and moved to Illinois at 11 when his father, John McNally, was transferred to what was then Shell Oil’s Wood River refinery.

The younger McNally was a gifted and curious child who wasn’t much interested in academics, his father said. Good grades came without effort and he saved his hard work for the basketball court and the football field where he was a “star quarterback.”

After college, he took a job with Schlumberger, one of the world’s largest oilfield service firms. It was the kind of company that his father, a 30-year veteran of Shell, expected could span an entire career.

But soon, Mr. McNally started business school at night and once he’d gotten his MBA, he announced he’d be leaving Schlumberger to become an investment banker.

“You’re nuts,” his father told him. “Here you are, you’re progressing up the chain, they’re offering you stock options. Why would you do that?”

Mr. McNally reminded him of the goal laid out during that scuba diving trip to Mexico. CEOs need a financial background, he reasoned.

The investment banking job came with some unexpected perks. Mr. McNally became good friends with a co-worker who introduced Mr. McNally to his sister, Sue Smith.

Both were in their mid30s. Mr. McNally had recently gotten divorced. Ms. Smith, a software consultant, was tired of her hectic travel schedule and ready to settle down in Houston, her hometown.

“Handsome and polite,” Mr. McNally made his intentions known from the beginning. “His goal,” Ms. McNally recalled, was to become the “CEO of a large energy company.”

The couple married in 2006 and a few months later Ms. McNally became pregnant with their first son, Luke.

Two years and two jobs later, Mr. McNally got his first shot at running a company. And he didn’t like it.

He was installed as CEO of a private-equity funded oilfield services firm in Utah. The company hauled and disposed of wastewater. A few months after Mr. McNally took the helm, one of its truck drivers rolled over a vehicle. The driver wasn’t wearing a seat belt and was crushed when the truck rolled back onto its wheels.

This, and not the current proxy fight, was the hardest time of Mr. McNally’s career, he said -— when he told the driver’s family the news, when he watched the kids at the funeral.

It was excruciating. When he returned to the office, Mr. McNally made driving without a seat belt an automatically fireable offense. Within a few weeks, he was forced to dismiss a loyal, longtime employee spotted unstrapped on the job.

“I think that’s what people underestimate about being president,” he said. “There’s a lot of hard things to do.”

His dream of being CEO has less to do with power and more to do with having a space to flex his strategic muscles, Mr. McNally said. During a leadership training program back at Schlumberger, promising young employees spent the weekend playing something akin to a “complex game of Monopoly.”

“And I loved it,” he said. “I won the game and that’s when I said, ‘This is what I wanted to do.”

Phoenix or ostrich

On a recent Thursday morning in May, Mr. McNally entered EQT’s board room, most of which is occupied by a glimmering white, U-shaped table, and took a seat in the center. About 20 people from human resources were already seated.

The meeting was important for a few reasons: one, it signaled a shift from the previous HR regime that Mr. McNally, in a rare slip, likened to the Gestapo.

It also allowed the boss to show benevolence with one fell swoop: casual dress, within reason, is now allowed; flexible work hours received eager approval.

“It’s the right thing to do,” Mr. McNally said.

When the HR team recommended EQT expand maternity leave from up to 40 days to six weeks, the boss told them to bump it up to 12 weeks.

“We’re not trying to compete with small-cap start-up businesses,” he said. “If we took the companies that people really want to work for — UPMC, PNC — what do they do?”

He explained that it’s about changing the culture. “In Pittsburgh, we’re competing with all the tech companies here now. They surely are OK with wearing jeans.”

Toby Rice, who sometimes talks about Rice Energy as if it was an actual tech company, would later lampoon the results of this human resources session.

Before the acquisition, the Rice office in Canonsburg was nothing if not fun. It was a place where guests might be treated to buttered coffee or shown a wrestling belt crowning Rice Energy “the self-appointed champions of the Marcellus.”

In an interview with the Pittsburgh Post-Gazette, Mr. Rice earlier this month said changing the dress code isn’t the same as changing the company’s culture.

This is what the past few months have been like — an aggressive dance between each side’s aggressive messaging. Each letter, each glossy slide deck is followed by an immediate rebuttal and reframing of claims — so that just weeks away from the annual shareholder meeting July 10, Mr. McNally and Mr. Rice sound like they’re describing two completely different entities.

One version of EQT is a phoenix. The other an ostrich.

This dynamic plays off the personalities of the challenger and the incumbent.

Mr. McNally, who reads every word of every document that goes out to shareholders “at least once,” lets those missives do the talking. He rarely mentions Mr. Rice by name and regards EQT as a place where the big boys play. What was good for Rice Energy, a “family business,” he says, doesn’t necessarily translate to the company he leads.

Rice Energy, founded by three Rice brothers with initial funding from their hedge-fund manager dad, was about being in the club and being in on the joke. Showing up to buy assets at a bankruptcy auction in Mickey Mouse T-shirts. Ending their last public company earnings call with boy band lyrics. Naming every employee in an ad campaign that read, “Our greatest source of energy isn’t from shale. It’s from our people,” and padding the list with Hulk Hogan, Waldo and Monkey McFunkenstein.

Meanwhile, the wildest thing about Mr. McNally might be the closed-up piercing in his ear. He spends his lunch hours working out at the Duquesne Club and his dinners at home with the family. He coached his son’s baseball team. On his commute, Mr. McNally listens to books on tape — some history, some classics. He has an assortment of blue suits.

In person, Mr. McNally is friendly, self-aware and reserved. In financial news interviews that he’s done in the past few months, he seemed prepared but stiff.

“The battle he’s in is a public battle, not a boardroom battle,” said Kevin Neveu, CEO of Precision Drilling, where Mr. McNally served as CFO before coming to EQT in 2016.

“In a boardroom battle, Rob would prevail. Because he should. Because he’s smart. Because he’s hardworking,” Mr. Neveu said. “In the public battle, I can’t handicap that one.”

When EQT called

Mr. McNally wasn’t Mr. Neveu’s first choice for CFO of Precision Drilling. He didn’t even make the short list. When the candidates that looked good on paper failed to impress, Mr. Neveu gave Mr. McNally’s credentials a second look. The two men hit it off.

The job was supposed to be in Houston, where the McNallys thought they’d found their permanent home. But Mr. Neveu asked his new CFO to spend a year in Calgary first. One year turned to three.

On the plane ride to Canada, with two kids under 4 and his wife seven months pregnant, Mr. McNally confessed: “I’m really not qualified for this job.”

Ms. McNally held her hands on her belly and her lips closed. “I can’t even,” she thought. “I have nothing to say. It’s too late.”

Was it a rare moment of insecurity?

Mr. Neveu framed it as self-reflection.

“We talked a lot about this issue of self awareness,” he said. “It’s hard to train self awareness” and Mr. McNally’s patience for people who lack it “can be thin.”

At Precision, the two executives complemented each other nicely. They disagreed frequently and just as frequently would finish each others’ sentences. Mr. McNally made no secret of his expected trajectory.

The McNallys were back in Houston when EQT called.

Mr. McNally agonized over the decision to move for months. When he accepted the offer in Pittsburgh, it was with the understanding that when the next CEO left, he’d have a shot at the top. He didn’t expect it would come so soon.

“I will be happy if this is my last job,” he said recently. “This is the job that I’ve been wanting to have.”

Not many get to see Mr. McNally’s vulnerable side. As someone who does, his friend Joe Pukaite, says EQT’s CEO isn’t consumed by the proxy battle. But of course he’s anxious.

“He’s a human being and he’s got feelings and fears just like everybody else,” Mr. Pukaite said.

On a recent trip to Park City, Utah, as Mr. McNally took in the view, he said to his friend, “You might must find me here if I lose my job.”

It’s the only place you can fly into and ski the same day.

On July 1, 2019, the Pittsburgh Business Times published the following article, which includes certain statements by Gary Gould, Executive Vice President and Chief Operating Officer of EQT Corporation:

Personalities of Pittsburgh: Gary Gould joins EQT at the time when the company is locked in proxy battle

By Paul J. Gough

Gary Gould was named COO of EQT Corp. in March, and started at the Pittsburgh-based natural gas producer on April 22. A 30-year veteran of the oil and gas industry who has worked in leadership in the Marcellus before, Gould comes to EQT at a time when the company’s board and management are locked in a proxy battle with activist shareholders. But Gould, who most recently was senior vice president of production and resource development at Continental Resources Inc., has a singular focus: Working to continue to transform EQT.

What brought you here to Pittsburgh?

I know it’s a great opportunity but it’s also, for lack of a better word, a controversial opportunity with the proxy battle here at EQT. When I first got the recruiting call, first I looked at the proxy challenges that were there and had a few questions myself. But when I started looking at the company, what I saw was a very strong asset base, both in terms of quantity and quality. In terms of quality, EQT had properties in the heart of the Marcellus, which generates the best well economics. EQT also had a very large inventory. As the largest natural gas producer in the country, it looked like a great opportunity from a business standpoint. And then as far as the position itself, when I read the description of what this company was looking for, it matched up very well with my experience and my strengths and interests, which was optimizing operations. If I looked back at the last 10 or 15 years of my career, I think that’s where I’ve excelled the most, just working with many different departments, many different levels within the organization and optimizing operations to generate the most shareholder value.

You’ve just moved your family here. I know it’s too early, but how have you found Pittsburgh so far?

We have enjoyed getting to know some of the restaurants and the activities around here. We look forward to bicycling, and there are a lot of significant trails here. My daughter is very interested in the arts. One of my daughters is attending NYU and majoring in the fine arts.

It’s different from Oklahoma City.

The last 12 years I have been in Oklahoma City, but my wife and I are from Kansas, a little further north. We like being north and experiencing all four seasons. My family enjoys skiing, so we’re looking forward to skiing around here.

Not a lot of skiing in Kansas.

No. We’ve had to drive to Colorado for the last 30 years. It’ll be shorter drives now.

What kinds of things do you do when you’re not working?

With my family, we enjoy traveling a lot. We and all five of our children have visited all 50 states.

Was that the plan, to visit all 50 states?

That was a plan. We just enjoy it. There’s a lot to learn from travel, a lot of cultural diversity, a lot of history. We thought that was very important for our children.

As a Jayhawk, you’re a big basketball fan, yes?

Yes. We will probably make our way down to West Virginia University to see our Jayhawks play next season.

When you talk about collaboration at EQT, what ways can you foster that?

The way we get collaboration is meeting at every level within the organization. As soon as we get this proxy fight behind us, I look forward to spending a lot more time in the field and asking everyone what their ideas are, what can I do to help you do your job better. What type of information can we provide? And generating that kind of communication between departments and also vertically within operations. To me, it’s amazing what that generates. When the folks in the field get that communication from the corporate office, they can clearly understand more how every single action they do — whether it’s spending dollars or getting production quicker — generates the final results we report out to shareholders. And by the way, I spent most of my career in what I would call field offices, not the corporate office. I want to make sure we’re working together as one team.

What’s the future for EQT operations? What will we likely see with it?

What we’ll see is continued improvement. This is something we do continuously. It’s not just one and done. It’s continuing to look at our improvement, quarter by quarter, and measuring ourselves and holding ourselves accountable to how we are improving the bottom line. And also comparing our results to other companies within the basin, to get ideas from their results, also. I expect that we will be the very best operator in the Marcellus.

Do you see concerns with morale?

EQT has been through a lot. I think EQT has been through more changes than any oil and gas company in my career. If you think about the acquisition of Rice, spinning off the midstream company, a complete change in leadership, and now the proxy fight, those are a lot of changes. … But what I see here is a huge positive culture shift with that new leadership team.

Cautionary Statements

This communication contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this communication specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding projected adjusted free cash flow. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC and as updated by subsequent Form 10-Qs filed by the Company, and those set forth in the other documents the Company files from time to time with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Important Information

EQT Corporation (the “Company”) filed a definitive proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) on May 22, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). Details concerning the nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings.